Exhibit 99.1

ENVIROKARE TECH, INC. ANNOUNCES ANNUAL MEETING RESULTS

New York, New York – November 16, 2007 – Envirokare Tech, Inc. ("Envirokare Tech") (OTCBB: ENVK) today announced the results of its annual meeting of shareholders. At the annual meeting held November 14, 2007, the Company's shareholders re-elected:  (i) Louis F. Savelli as a director and Chairman and (ii) George E. Kazantzis, Walter V. Gerasimowicz, John Verbicky, John P. Sereda, Paul G. Gillease, Douglas B. Davidian and Steve Pappas as directors, each to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  The shareholders also ratified the appointment of PMB Helin Donovan, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2007.

After the conclusion of the annual meeting, Company shareholders were provided a tour of the LRM facilities in Rockledge, Florida. The post-tour comments from the shareholders were very encouraging.  Among the shareholder comments received by the Company, Mr. Varnavas Zagaris stated, "I am inspired and enthusiastic of the progress at LRM.  I feel at ease with the investment that I made."  Another shareholder, Mr. Lee Kopulos, stated, "The future looks optimistic as LRM appears that it will grow throughout 2008.  I believe that LRM is going to be a force to be reckoned with in the plastics industry".  All of the other tour attendees generally reported that they were delighted with the advancements that have been made at LRM, including the prospects for near term future growth of operations.

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TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.